Exhibit 4.8

FORM OF GUARANTY AGREEMENT
THIS GUARANTY AGREEMENT, dated as of the 14th day of March 2014 (this “Guaranty”), is made by Markel Corporation, a Virginia corporation (the “Guarantor”), in favor of the Guaranteed Parties (as hereinafter defined). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement referred to below.
RECITALS
A.    Alterra Capital Holdings Limited, a Bermuda company (“Alterra Capital”), Markel Bermuda Limited, a Bermuda company (f/k/a Alterra Bermuda Limited, “Markel Bermuda”), Alterra Reinsurance USA Inc., a Connecticut corporation (“Alterra Reinsurance USA” and together with Alterra Capital and Markel Bermuda, the “Borrowers”), various lenders party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Fronting Bank and L/C Administrator, are parties to the Credit Agreement, dated as of December 16, 2011 (as amended, restated, supplemented or otherwise modified from time to time, “Credit Agreement”), providing for the availability of certain credit facilities to the Borrowers upon the terms and conditions set forth therein.
B.    As a condition to the effectiveness of the Second Amendment and further extensions of credit to the Borrowers under the Credit Agreement, the Guarantor is required to execute and deliver this Guaranty, to guarantee to the Guaranteed Parties the payment in full of the Guaranteed Obligations (as hereinafter defined). The Guaranteed Parties are relying on this Guaranty in their decision to consent to the Second Amendment and extend further credit to the Borrowers under the Credit Agreement, and would not do so without this Guaranty.
C.    The Borrowers are direct or indirect Wholly Owned Subsidiaries of the Guarantor, and the Guarantor will benefit from the extension of credit to the Borrowers under the Credit Agreement, which benefits are hereby acknowledged, and accordingly desires to execute and deliver this Guaranty.
STATEMENT OF AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Lenders, the Administrative Agent, and the Fronting Bank (collectively, the “Guaranteed Parties”) to consent to the Second Amendment and to induce the Lenders and the Fronting Bank to extend credit to the Borrowers under the Credit Agreement and in recognition of the direct benefits to be received by the Guarantor from the proceeds of the Loans and the issuance of the Letters of Credit the Guarantor hereby agrees as follows:
1.Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce the Fronting Bank and each Lender to make Loans to and Issue Letters of Credit (or purchase participations therein) for the account of each Borrower and to induce the Administrative Agent to act under the Loan Documents, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to each Guaranteed Party the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers, whether for principal, interest, fees, expenses, indemnification or otherwise, whether direct or indirect, absolute or contingent or now existing or hereafter arising (such Obligations being the “Guaranteed Obligations”). Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by each Borrower to any Guaranteed Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Borrower or its Affiliates. This is a guarantee of payment and not of collection merely.
2.    Guarantee Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement, regardless of any law or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Guarantor under this guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement;
(c)    any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any change, restructuring or termination of the corporate structure or existence of any Borrower or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any of its assets or any resulting release or discharge of any obligation of any Borrower under this Guaranty; or
(e)    any other circumstance (including, without limitation, any statute of limitations to the fullest extent permitted by applicable Law) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Guarantor or any Borrower (other than a discharge arising from the payment in full of the Guaranteed Obligations).
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Guaranteed Party upon the insolvency, bankruptcy or reorganization of the Guarantor or otherwise, all as though such payment had not been made.

3.    Waivers. The Guarantor hereby expressly waives promptness, diligence, notice of acceptance, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any of the Borrowers or against any other guarantor of all or any portion of the Guaranteed Obligations, and all other notices and demands whatsoever.
(a)    The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future and regardless of whether Guaranteed Obligations are reduced to zero at any time or from time to time (other than a reduction to zero due to the payment in full in cash of the Guaranteed Obligations concurrently with or after the termination of all Commitments).
(b)    The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated under the Loan Documents and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.
4.    Subrogation. The Guarantor will not exercise any rights that it may now or hereafter acquire against any of the Borrowers or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Guaranteed Party against any of the Borrowers or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any of the Borrowers or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been paid in full in cash, and the Commitments shall have terminated. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and the termination of the Commitments, such amount shall be held in trust for the benefit of the Guaranteed Parties, shall be segregated from the other property and funds of the Guarantor and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Guaranty, or to be held as collateral for any Guaranteed Obligations thereafter arising.
5.    Survival. This Guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full in cash of the Guaranteed Obligations and the termination of the Commitments and the expiration or cancellation of all Letters of Credit, (b) be binding upon the Guarantor and its successors and assigns (provided, however, that the Guarantor may not sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders), (c) inure to the benefit of and be enforceable by each Guaranteed Party (including each assignee Lender pursuant to Section 11.06 of the Credit Agreement) and their respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to a Guaranteed Party hereunder is required to be restored by such Guaranteed Party. Without limiting the generality of the foregoing clause (c), any transferee of any interest in any Loan or Commitment of a Lender pursuant to Section 11.06 of the Credit Agreement shall become vested with all the rights in respect thereof granted to such Lender herein or otherwise.
6.    Severability. Notwithstanding any other provision of this Guaranty to the contrary, in the event that any action is brought seeking to invalidate the Guarantor’s obligations under this Guaranty under any fraudulent conveyance or fraudulent transfer theory, the Guarantor shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that could have been incurred under applicable Law by the Guarantor under any guarantee of the Obligations of the Borrowers (or any portion thereof) at the time of the execution and delivery of this Guaranty (or, if such date is determined not to be the appropriate date for determining the enforceability of the Guarantor’s obligations under this Guaranty for fraudulent conveyance or transfer purposes, on the date determined to be so appropriate) without rendering such a hypothetical guarantee voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer (the “Maximum Guaranteed Obligations”) and not for any greater amount, as if the stated amount of the Guaranteed Obligations had instead been the Maximum Guaranteed Obligations. To the extent any provision of this Guaranty is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guaranty in any jurisdiction.
7.    Representations and Warranties of the Guarantor. The Guarantor represents and warrants to the Guaranteed Parties that:
(a)    It (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership of its assets or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    The execution, delivery and performance by the Guarantor of this Guaranty, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of its Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than any Lien arising under any Loan Document) under, or require any payment to be made under (i) any material Contractual Obligation that is binding on the Guarantor or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Guarantor or its property is subject; or (c) violate any Law to which the Guarantor is subject.
(c)    No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained or made is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Guarantor of this Guaranty or any other Loan Document.
(d)    This Guaranty has been duly executed and delivered by the Guarantor. This Guaranty constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.
(e)    No written report, financial statement, certificate or other written information furnished by or on behalf of the Guarantor to the Guaranteed Parties in connection with the transactions contemplated hereby and the negotiation of this Guaranty or delivered hereunder or under any other Loan Document (in each case taken as a whole as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, (taken as a whole with other such statements theretofore or contemporaneously furnished) in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Guarantor represents only that such information was prepared in good faith based upon assumptions that the Guarantor believed were reasonable at the time of preparation thereof, it being understood by the Guaranteed Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results.
8.    Covenants of the Guarantor. So long as this Guaranty remains in effect (a) the Guarantor shall comply with the requirements applicable to it set forth in Sections 6.01(a), (d), and (j), 6.02, and 6.03 of the Credit Agreement and shall comply with the provisions of Section 6.11 of the Credit Agreement and (b) the Guarantor shall engage primarily in the insurance and reinsurance business.
9.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such Obligations otherwise subject to acceleration under the terms of the Credit Agreement shall nonetheless be payable by the Guarantor under this Guaranty forthwith on demand by the Administrative Agent.
10.    Payments; Application; Set-Off.
(a)    All payments made by the Guarantor hereunder will be made in Dollars to the Administrative Agent, without set-off, counterclaim or other defense and, in accordance with the Credit Agreement, free and clear of and without deduction for any Taxes, the Guarantor hereby agreeing to comply with and be bound by the provisions of the Credit Agreement in respect of all payments made by it hereunder.
(b)    All payments made hereunder shall be applied in accordance with the provisions of the Credit Agreement.
(c)    Upon failure of the Guarantor to make any payment required hereunder, each Guaranteed Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Guaranteed Party or any such Affiliate to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty or any other Loan Document to such Guaranteed Party, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Loan Document and although such obligations of the Guarantor may be contingent or unmatured or are owed to a branch or office of such Guaranteed Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and their respective Affiliates under this subsection are in addition to other rights and remedies (including other rights of set-off) that such Guaranteed Parties or their respective Affiliates may have. Each Guaranteed Party agrees to notify the Guarantor and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.
11.    No Waiver. The rights and remedies of the Guaranteed Parties expressly set forth in this Guaranty and the other Loan Documents are cumulative and in addition to, and not exclusive of, all other rights, remedies, powers and privileges available at law, in equity or otherwise. No failure or delay on the part of any Guaranteed Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default. No course of dealing between the Guarantor and the Guaranteed Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Guaranty or any other Loan Document or to constitute a waiver of any Default. No notice to or demand upon the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.
12.    Enforcement. The Guaranteed Parties agree that this Guaranty may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Credit Agreement, and that no Guaranteed Party shall have any right individually to enforce or seek to enforce this Guaranty or to realize upon any Collateral or other security given to secure the payment and performance of the Guarantor’s obligations hereunder.
13.    Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by the Guarantor from, any provision of this Guaranty, shall be effective unless in a writing signed by the Administrative Agent and such of the Lenders as may be required under the provisions of the Credit Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.
14.    Governing Law; Consent to Jurisdiction; Process Agent.

(a)    THIS GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(b)    THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE FRONTING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE FRONTING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    The Guarantor hereby irrevocably designates, appoints and empowers Markel Service Incorporated (the “Service of Process Agent”), with offices at c/o Markel Corporation, 1185 Avenue of the Americas 16th Floor, New York, NY 10036, Attention: H. Matthew Crusey, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Guaranty.
15.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
16.    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (a) if to the Guarantor, at the address for notices set forth below its signature hereto, and (b) if to any Guaranteed Party, at its address for notices set forth in the Credit Agreement; in each case, as such addresses may be changed from time to time pursuant to the Credit Agreement, and with copies to such other Persons as may be specified under the provisions of the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in the Credit Agreement shall be effective as provided therein.
17.    Construction. The provisions of Section 1.02 of the Credit Agreement are incorporated herein by reference as if fully set forth herein, mutatis mutandis.
18.    Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Guaranty shall become effective upon the execution and delivery by the Guarantor of a counterpart hereof.
19.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to the Guaranteed Parties hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable Law).
20.    Fees and Expenses. The Guarantor agrees to pay all reasonable and documented expenses (including reasonable and documented attorneys’ fees and disbursements) of the Guaranteed Parties in connection with the enforcement of their rights under this Guaranty, whether or not suit is initiated.
21.    Acknowledgement. The Guarantor hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders, the L/C Administrator and the Fronting Bank materials and/or information provided by or on behalf of the Guarantor or the Borrowers hereunder and under the Credit Agreement (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or the Guarantor or its securities) (each, a “Public Lender”). The Guarantor hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Guarantor shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Administrator, the Fronting Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Guarantor or its securities for purposes of United States Federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07 of the Credit Agreement); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
22.    Loan Document. This Guaranty is a Loan Document.
[Signatures follow]

IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed under seal by their duly authorized officers as of the date first above written.

MARKEL CORPORATION

By:
Name:	Anne G. Waleski
Title:	Chief Financial Officer

Address for Notices:

Markel Corporation
4521 Highwoods Parkway
Glen Allen, VA 23060
Attention: Anne Waleski

With copies to:

Markel Corporation
4521 Highwoods Parkway
Glen Allen, VA 23060
Attention: Richard Grinnan

S-1

Accepted and agreed to:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:	Tiffany Burgess
Title:	Vice President

S-2